Exhibit 23.1.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-290475-02 on Form S-3 of our report dated February 26, 2026, relating to the consolidated financial statements of Duke Energy Ohio, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 26, 2026